Exhibit 99.1

908 Devices Announces Preliminary Revenue for the Fourth Quarter and Full Year 2021

Full year 2021 revenue growth of at least 54% compared to 2020

BOSTON, MA – January 9, 2022 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop mass spec devices for chemical and biomolecular analysis, today announced preliminary, unaudited revenue for the fourth quarter and full year ended December 31, 2021.

Preliminary unaudited revenue for the fourth quarter of 2021 is expected to be at least $15.1 million, compared to $5.7 million in the fourth quarter of 2020, reflecting growth of at least 165%.

Preliminary unaudited revenue for the year ended December 31, 2021 is expected to be at least $41.5 million, compared to $26.9 million in full year 2020, reflecting growth of at least 54%.

“We ended the year with another strong quarter as we continued to execute on our commercial strategy and provide value to our customers through our mass spec devices, including meaningful sequential growth of our desktop devices,” said Kevin J. Knopp, CEO and Co-founder. “As we look ahead to 2022, we will focus on placing multiple devices within our key accounts, developing and advancing our products and applications, broadening our bioanalytics platform, and laying the foundation for proteomics and metabolomics opportunities.”

The Company’s preliminary unaudited fourth quarter and full year 2021 financial results are estimates only and are subject to revision until the completion of the Company’s 2021 audit. Complete fourth quarter and full year 2021 financial results are expected to be announced in early March.

About 908 Devices

908 Devices Inc. (NASDAQ: MASS) is democratizing laboratory mass spectrometry with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics, and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding fourth quarter and full year 2021 revenue results. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in the Company’s annual and quarterly reports and other filings that it makes from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact

Carrie Mendivil

IR@908devices.com